Exhibit 10.1

555 H Street Suite H Eureka CA 95501 Phone 707-444-6617 Fax 707-444-6619

June 18, 2010

Mr. Robert Cambridge, President

AMHN, Inc.

100 North First Street, Suite 104

Burbank, CA 91502

RE: Notice of intent not to extend promissory note

Dear Bob:

On April 1, 2010, AMHN, Inc. executed a secured promissory note to Seatac (the “Note”) in the principal amount of $800,000, which amount was increased to $900,000 with two additional advances of $50,000 each in April and May 2010. The terms of the Note provide for an automatic renewal on the maturity date for additional ninety (90) day periods unless ten (10) days prior to the automatic renewal, we provide written notice of our intent not to renew.

Please consider this letter as our intent not to renew or extend the Note for an additional ninety (90) day period, making the entire principal and interest under the Note due and payable on June 30, 2010.

Sincerely,

SEATAC DIGITAL RESOURCES, INC.

/s/ Robin Tjon

Robin Tjon

President